Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication:  March 20, 2008
Contacts:  Capital Corp of the West, Donald T. Briggs, Jr., 209-725-7405

MERCED, Calif.--(BUSINESS WIRE)--Capital Corp of the West (Nasdaq:CCOW - News), the parent company of County Bank, has announced that, based on unaudited internal financial reports, its January and February 2008 month-end capital positions met or exceeded the regulatory definition of a well-capitalized financial institution. According to Don Briggs, chairman of the Regulatory Oversight Committee, “As of today we are well-capitalized.” Regulators define a well-capitalized institution as one that is above 10 percent in its risked-based capital ratio.

“We know that there have been questions in the marketplace and in the media about our 2007 earnings,” Mr. Briggs stated. “Like many other financial institutions in California’s Central Valley, the collapse of the real estate market significantly impacted our fourth quarter and our overall earnings for 2007. However, our performance in January and February 2008 has restored us to a well-capitalized position.”

County Bank customer deposits are insured by the FDIC to applicable limits and are backed by a bank with a solid community reputation that has been committed to serving its customers for more than 30 years. Briggs states, “County Bank looks forward to continuing its tradition of donating a portion of earnings each year in the 13 California counties it serves.”

About Capital Corp of the West

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 30 years of service as "Central California's Community Bank." Currently, County Bank has forty-one branch offices serving thirteen counties in California. Its primary concentration is in the Central Valley of California. As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of forty-one financial institutions in that market area.

Note: This document includes forward-looking statements and information is subject to the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Among the factors that may cause future performance to vary significantly from current expectations are uncertainties in the following areas: local, national and international economic conditions; competition; the Company’s credit quality and the adequacy of its allowance for loan losses; actions by banking regulators in response to our loan losses; changes in market interest rates; risks in integrating acquired businesses and branches; regional weather and natural disasters; the possible adverse effect of concentrations in the loan portfolio; turmoil in credit and capital markets and potential impaired access to additional capital if needed; potential adverse changes in market interest rates; and the effect of existing and future regulation of the banking industry and the Company in particular; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.